EXHIBIT 4.58
SECOND AMENDMENT OF LEASE
     This SECOND AMENDMENT OF LEASE [“Amendment”] is made as of December 4, 2007 by and between HIMELES HOLDINGS LIMITED PARTNERSHIP, LLP [“Landlord”], formerly known as MARTIN S. HIMELES, SR. T/A STANDARD COURT EAST AND WEST [“Landlord”], and TELVENT USA, INC., formerly known as Metso, Neles, and Valmet [“Tenant”].
WITNESSETH THAT:
     WHEREAS, by a Lease dated December 26, 1998 with a Term beginning February 1, 1999 between Landlord and Tenant [“Lease”], and by the FIRST AMENDMENT OF LEASE dated January 3, 2005, and by a letter from TELVENT to LANDLORD dated July 6, 2006 exercising TELVENT’s OPTION TO RENEW the Lease through January 31, 2008; Landlord leased to Tenant real property located in Howard County, Maryland therein described;
     WHEREAS, the parties hereto desire by this Amendment to amend the Lease;
     NOW THEREFORE, IN CONSIDERATION of the entry into this SECOND AMENDMENT OF LEASE by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:
     SECTION 1. The parties confirm that the Lease will be extended by this SECOND AMENDMENT OF LEASE, for an additional term of one [1] year commencing as of February 1, 2008 and running through January 31, 2009.
1.1.	The rental for each month of the one [1] year extension of the Lease shall be as follows:
1.1.l. February 1, 2008 through January 31,

2009, the rent shall be $14,489.00 per month, payable in advance.
1.2.	The rentals established in Section 1.1. above are in addition to all Additional Rentals and other charges as specified in the Lease.

1.3.	The total area occupied by the Tenant is 12,985 square feet. The premises include a small part of W-6, W-7, W-8, and W-9.

1.4.	Tenant shall have an option to renew the Lease for a second year beginning on February 1, 2009 and ending on January 31, 2010. The rent for this second year shall remain $14,489.00 per month, payable in advance. Landlord must receive written notice no later than August 1, 2008 that Tenant will exercise this second year option to renew. After August 1, 2008, Tenant’s option to renew shall expire.
          SECTION 2. The Tenant’s Common Area Expense shall be 21.42% of the total Common Area Expense at Standard Court East & West. This shall be referred to as Tenant’s Proportionate Share of Common Area Expense.
          SECTION 3. Except as is hereinabove set forth, the Lease shall remain unmodified and in full force and effect as if this Amendment had not been entered into. This Amendment will serve to supersede any correspondence between the parties not specifically incorporated herein.

     IN WITNESS WHEREOF each party has executed and ensealed this Amendment or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the day and year first above written.

WITNESS:	HIMELES HOLDINGS LIMITED PARTNERSHIP
[Landlord]

	/s/ Jacqueline S. Norden	{Seal}

Jacqueline S. Norden

WITNESS:	TELVENT USA, INC. [Tenant]

	/s/ David Jardine	{Seal}

[Signature]

David Jardine

[Print Name]

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